Exhibit 99.1

Allied Motion Reports Profit for the Fourth Quarter Ended December 31, 2009

DENVER--(BUSINESS WIRE)--March 1, 2010--Allied Motion Technologies Inc. (NASDAQ:AMOT) today announced it achieved net income for the fourth quarter ended December 31, 2009 of $117,000 or $.02 per diluted share compared to net income of $280,000 or $.04 per diluted share for the quarter ended December 31, 2008. Net income for the fourth quarter 2009 includes a pretax restructuring charge of $710,000 ($469,000 after tax) related to the relocation of our COPI encoder operation to our Emoteq facility in Tulsa, OK plus net insurance recoveries of $380,000 ($251,000 after tax) related to the fire loss sustained at our COPI manufacturing facility in the fourth quarter 2008. The net insurance recoveries included in the fourth quarter 2008 were $157,000 ($104,000 after tax). Excluding these nonrecurring items, net income for the fourth quarter this year would be $335,000 compared to $176,000 for the fourth quarter last year.

Revenues for the quarter were down 3% to $17,025,000 compared to $17,568,000 last year. Bookings for the quarter ended December 31, 2009 were $12,204,000 down 10% when compared to the $13,617,000 for the same quarter last year. Backlog at December 31, 2009 was $20,977,000, reflecting an 11% decrease from December 31, 2008.

During the year ended December 31, 2009, the Company had a net loss of $12,449,000 or $1.65 per diluted share compared to net income of $2,909,000 or $.39 per diluted share for last year. The loss includes a pretax asset impairment charge of $15,986,000 ($11,105,000 after tax) and inventory adjustments of $600,000 ($417,000 after tax) primarily for excess and obsolete inventories recorded in the second quarter of 2009, and the restructuring charge of $710,000 ($469,000 after tax) plus net insurance recoveries of $431,000 ($284,000 after tax) recorded in the fourth quarter. The net insurance recoveries included in 2008 were $157,000 ($104,000 after tax). Excluding these nonrecurring items, net loss for 2009 would be $742,000 compared to net income of $2,805,000 last year.

Revenues for the year 2009 were $61,240,000 compared to $85,967,000 for last year, or a 29% decrease. The decrease in revenues reflects the effects of the worldwide economic recession, which adversely affected nearly all markets to which we sell our products. Bookings for the year ended December 31, 2009 were $58,047,000 down 26% when compared to the $78,116,000 for the year ended December 31, 2008.

During 2009, the downturn in the economy affected the overall results of the Company. During the second quarter, the Company, as required for accounting purposes, assessed the carrying value of long-lived amortizing assets and goodwill, and due to the severe effects the economic downturn has had, the Company determined that goodwill and certain fixed and intangible assets were impaired and the Company recorded a pretax impairment charge of $15,986,000.

The Company generated $2,819,000 of cash from operations in 2009 and ended the year with $4,470,000 of cash and $600,000 of bank debt as compared to $4,196,000 of cash and $2,800,000 of bank debt at December 31, 2008, or an improvement in our net cash and debt position of $2,474,000 for the year.

“At the beginning of 2009 our stated objective was to weather the recession by focusing on positive cash flow, reducing operating costs and maintaining the resources critical to our growth in the future. Looking at our results, we can clearly say that we accomplished those objectives”, commented Dick Warzala, President and CEO of Allied Motion. “As we move forward into 2010, we are encouraged by signs of recovery in our served markets, and bolstered by our strong balance sheet, we have positioned ourselves to grow our revenues and profits in the future. During the fourth quarter, we reduced future operating costs by relocating and consolidating our COPI encoder operation into Emoteq in Tulsa, OK. In addition, our focused new product design activities and the operating improvements we will realize through the continuous application of our AST Lean Enterprise Tools, allows us to have a positive outlook for the long-term growth prospects of Allied Motion.”

Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s March 1, 2010 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include international, national and local general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support growth and new technology, and the ability of the Company to control costs for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHOLOGIES INC.

FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the Three Months Ended December 31,		For the Year Ended December 31,
HIGHLIGHTS OF OPERATING RESULTS	2009	2008	2009	2008
Revenues	$17,025	$17,568	$61,240	$85,967
Cost of products sold	12,784	13,472	48,108	63,801
Gross Margin	4,241	4,096	13,132	22,166
Operating expenses and other	4,225	3,691	31,335	17,850
Income (loss) before income taxes	16	405	(18,203)	4,316
Benefit from (provision for) income taxes	101	(125)	5,754	(1,407)

Net income (loss)	$117	$280	$(12,449)	$2,909
PER SHARE AMOUNTS:
Diluted income (loss) per share	$.02	$.04	$(1.65)	$.39
Diluted weighted average common shares	7,598	7,332	7,528	7,365

CONDENSED BALANCE SHEETS	December 31, 2009	December 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$4,470	$4,196
Trade receivables, net	7,743	10,008
Inventories, net	7,578	10,532
Other current assets	1,367	1,939
Total Current Assets	21,158	26,675
Property, plant and equipment, net	6,584	10,567
Goodwill and intangible assets	1,362	15,538
Deferred income taxes	5,649	--
Total Assets	$34,753	$52,780
Liabilities and Stockholders’ Investment
Current Liabilities:
Debt obligations	$600	$800
Accounts payable and other current liabilities	6,537	9,715
Total Current Liabilities	7,137	10,515
Long-term debt obligations	--	2,000
Other long-term liabilities	2,594	3,409
Total Liabilities	9,731	15,924
Stockholders’ Investment	25,022	36,856
Total Liabilities and Stockholders’ Investment	$34,753	$52,780
	For the Year Ended December 31,
CONDENSED STATEMENTS OF CASH FLOWS	2009	2008
Cash flows from operating activities:
Net (loss) income	$(12,449)	$2,909
Depreciation and amortization	2,918	3,513
Impairment charges, net of tax	11,105	--
Changes in working capital balances and other	1,245	(170)
Net cash provided by operating activities	2,819	6,252

Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(678)	(1,690)
Net cash used in investing activities	(678)	(1,690)

Net cash used in financing activities	(1,955)	(824)
Effect of foreign exchange rate changes on cash	88	(76)
Net increase in cash and cash equivalents	274	3,662
Cash and cash equivalents at beginning of period	4,196	534
Cash and cash equivalents at December 31	$4,470	$4,196

CONTACT:
Allied Motion Technologies Inc.
Richard Smith or Sue Chiarmonte
Phone: 303 799-8520
Fax: 303 799-8521